CANANDAIGUA NATIONAL CORPORATION

72 South Main Street

Canandaigua, NY 14424

George W. Hamlin, IV

Chairman of the Board and CEO

August 1, 2012

To Our Shareholders:

Well, we just endured the hottest July in 100 years now termed a “drought;” the Presidential election scene is heating up being in the home stretch to November, so what about the economy which the political wags tell us is the leading factor in any election?  The rhetoric, of course, gives us a contest between which party can trash the economy the most in hopes that the voters will blame the other guy. As a result, the media fare abounds with a “fog” of negativity which magnifies every defect in our society in a “blame game” rather than encouraging healthy debate of positive alternatives and potential solutions.  If not the Presidential Election, then the target is the Federal Reserve which five years ago jumped in to save the day “over a weekend” while Congress stood by paralyzed.  The media continues to focus upon the disputes of individual members of Congress rather than the Federal Reserve’s progressive management of our country’s economy which is impacted by elements far beyond our borders. That is to say, our “situation awareness” would not be complete without acknowledging the “circus” which has embroiled the 17 countries of Europe which are entangled and bound by the Euro.  The present situation is overseen by a gaggle of politicians clambering to find a solution to a hideously complex problem requiring a depth of knowledge of economics, finance, and markets which are in short supply when it comes to politics where opinion and beliefs are regarded as dogma, and a careful assessment of the facts of the matter is absent.

As I have said before in these spaces, it was Hippocrates who said: “There are in fact two things – science and opinion; the former begets knowledge, the latter ignorance.”  Remember he gave us the Hippocratic Oath (4th Century BC), which entreated his disciples “to do no harm” and was interested in how the body really worked, rather than popular opinions and beliefs. But this is America, and first and foremost, we all hold sacred free speech, the right for each person to express his/her opinions freely and in the doing show the degree of knowledge and intellect, or lack thereof, for all to judge.  But decisions affecting all of us based not on data but fancy are foolishness indeed and the root of much mischief and even dangerous in the extreme. Moreover, what makes matters worse, we humans are inclined to make choices by emotion and then rationalize them to our significant others (spouse, stockholder, or “my fellow Americans”) by some facile analysis.

So then, let us look at some data which informs our situation.  Chairman Bernanke, for the last year, has been treading a delicate line between stimulus to continue the recovery and unemployment which is better at 8.2% than the 9% last July, but in recent months has stalled as new job growth per month has dropped below the bench mark of 100,000, reporting a disappointing 80,000 for June.  GDP numbers have sagged to 1.5% for the second quarter 2012 from 2% for the first and 4.1% for the last quarter of 2011.  Uncertainty is an insidious, unnerving element affecting confidence and flagging caution for those in charge of business decisions and consumers alike as they worry about the near future: a slowing economy shown by a weakening recovery tees up the specter of what might happen if a random shock from the European Crisis or the looming tax increases (phase out of the Bush tax cuts) and the potential for Congressional automatic spending cuts that could plunge us into a recession again.

What is overlooked is the likelihood of an income tax increase by default “knee capping” the wavering economy if Congress does not step in to avert it (shades of the debt ceiling snafu of last summer-costing $1.2 billion in increased borrowing cost, etc.)  has a proportionately greater negative impact personally on the relatively few who actually make up the business “decisioning” group which deepens the collective depressed attitude and an inclination in their business dealings to go slower just at the worst possible time. And the savings rate-saving as a percentage of disposable personal income-ticked up to 4% in the second quarter from 3.6% which signals the consumer is cautiously keeping his powder dry this summer even though gasoline prices are nearly 10% lower at the pumps this year.

Remember, the Fed has done a pretty good job over the last couple of years to infuse $2 trillion of cash into the system by buying Treasury securities and mortgage-backed securities, some distressed, which has been recycled back into new bank loans of $300 billion since 2008.  Banks have written off years of bad debts in the interim, and consumers have paid down mortgages and credit card debt to boot.  As a result, even with the growth in business lending and consumer car loans, this still leaves us with a big chunk of that stimulus sitting in bank vaults.  In fact, the Fed reports that the cash of all commercial banks has doubled from $850 billion in November of 2008 to $1.66 trillion today (that’s $1,660 billion).  At this point, both sides of the aisle politically lay the responsibility for the lagging recovery upon the banks “who are just not lending.”  But of course, businesses and consumers alike are in charge of demand, not banks, and besides they are smarter than that, since they are not inclined to leverage up and borrow until their confidence in the financial scene, employment, and growth of the economy is restored as reinforced by positive news in the media.  Consider that inflation is caused by the interaction of two factors: the amount of money pumped into the system is important because it is the fuel needed for growth, but the effect of that supply is heavily influenced by its velocity, meaning how fast that money is lent and re-lent by banks responding to the demand by consumers and businesses to underwrite purposeful and constructive activity.

So how do these factors of an “old fashion summer’s heat,” politics, and monetary policy in an election year affect what we are doing?  Locally, as cited in last week’s article in The Economist magazine about Upstate New York, the Rochester market was highlighted as a jewel of activity, leading the State in job growth -- this since the end of the recession, and moreover, of the jobs lost during the Great Recession, virtually all (98%) of those lost have returned setting the bar at 100,000 more jobs than three decades ago!  The article notes the history of Rochester jobs being dominated by Eastman Kodak, Bausch and Lomb, and Xerox, and the fading from the prominence of all three is no longer news, but part of the history of the last 30 years.  The news, they point out, is that most of the economic recovery in the Rochester Region is by companies of less than 100 employees all engaged in new and productive endeavors, and the article acknowledges that the University of Rochester is now the biggest employer and economic engine for the region, followed as a close second by none other than Wegmans, both being shining stars in the region’s crown.

So what has happened to us over the last 12 months?  Loans year-over-year are up 19.6% amounting to $230 million which, in turn, have been funded by $95 million of excess liquidity formerly invested in Federal Funds and a 9% increase in deposits of $135 million.  This growth of our loan business is two-thirds consumer and one-third commercial led by a nearly $110 million increase in our indirect automobile portfolio.  The Wealth Strategies Group booked additional assets under management, and their market value increased by about 3% nearing the $2 billion mark of assets under management for the first time.  This is a wonderful story of constructive growth and activity throughout all lines of our business which we have enjoyed even as the widely reported national story is not nearly as bright, largely because the origins of the financial crisis kindled from speculative imbalances in other sections of the country.

Assessment of the Banking Industry and Recovery:

By way of context, in May of this year the American Banker magazine once again analyzed and reported the Top 200 Community Banks ranked by a three-year average return on equity (ROE).  This focused on “community banks” which are defined as having assets up to $2 billion, probably covering upwards of 7,000 institutions.  Remember, today in the United States there are about 100 very large banks (with footings of over $10 billion) which combined have over 87% of the bank assets in the country.  This gives one the view of how lopsided the distribution of banking assets has become insidiously over the past several decades and how this is really a story of the largest international banks on the one hand and thousands of community banks on the other with just over 10% of the “game” to manage and which are sprinkled all over the country in every town and village.  Worse yet, the four largest: JPMorgan Chase, Bank of America, Citigroup, and Wells Fargo, hold nearly $8 trillion of the $13.9 trillion of total assets in the U. S. Banking sector, up 50% gained in the “exigent acquisitions/further consolidations”  since 2007.  That these two segments of our industry are widely disparate in their business model and motivation which drives their operations is obvious enough and ultimately, as you will see, should draw a different, not the same, regulatory response since the threats and benefits to the system of the two distinctive groups are vastly different in nature, character, and principal markets served.

The article “Simply the Best” (A Peer Analysis) concludes that the best performers among banks and thrifts with less than $2 billion of assets are not just marginally better than their overall peer group of 1,012 – they are more than twice as good.  The top 200 in this size range are either publically traded or file with the Securities and Exchange Commission (as we

do).  Our rank in this analysis is based on the average return on equity over the past 3 years (2009 – 2011).  The median performance is 10.09% versus 4.4% for the overall group of nearly 1,012 institutions fitting the selection criteria.  These numbers reflect the damage that such a widespread recession had on the fortunes of community banks that often suffer together with their clients, all of whom have experienced 20% to 30% lower sales and the stresses and strains that accompany an assault on businesses of all sorts during a recession.  That is, when one looks not at just these numbers for 2011 but looks at the ROE gap for the 3-year average, the difference in performance is 9.56% for the median of the top performers versus the peer group’s 2.69% return on equity.  These ratios are reflective of the pain of the last 3 years beginning in 2009, which remember, witnessed a DOW at 6,500 in March representing its nadir.  Happily the DOW closed on the last Friday in July 2012 at 13,075-passing 13,000 for the first time since this May.

As for us, Canandaigua National Corporation was ranked 15th out of the 200 best with a 3-year average ROE of 14.04%.  In New York State this represented a third place out of 23 of such banks located in the state.  This ranking is especially remarkable given the accounting challenges we faced in the earnings statement during the closing weeks of 2011.  These visited upon us a large expense associated with a sharp appreciation of our stock price at an auction mandating a large accrual of expense for our stock incentive plans which are designed to attract and retain (long term) the best talent.  All of this was driven by the return of our average stock price at public auction to a level consistent with our customary ratios of 2 times book and 15 +/- times earnings, a reversion to the median level set for the last decade.

As shareholders, we can be justifiably pleased with this relatively strong showing in the face of the monumental historical challenges for the industry.  In addition to this news, in another published article, we have caught the attention of SNL Financial, a specialist in bank securities, with respect to our dividend record.  In a recent release entitled, “A Decade of Dividend Dominance,” SNL reported that only 35 banks which they have in their publicly traded or filing data base managed to increase their dividend a little more each year through two recessions and a catastrophic housing bubble.   That is, over the last 10 years, CNC is one of the 35 banks, out of the over 1,100 the publically filing banks they track, that has paid a dividend which increased at least 1.5% each year.  Of these groups, the smaller banks tend to focus on organic growth and retained earnings to provide the capital they need to support growth rather than seeking capital in open markets to underwrite their growth; 17 of the banks in this group are larger than $1 billion, the largest being $27 billion.  The opportunity for the healthiest of banks is to grow by acquisition while the bargains last, provided they have the capital to do so and can find the right lineup: culturally, business mix, price, and location.  They picked us to interview for this article, which is included here:

“Not all banks on the list have their eyes on acquisition and deal making. Canandaigua National Bank & Trust, in west central New York, has paid a dividend every year since 1887 with the exception of 1933 and 1934, said CEO and Chairman George Hamlin, IV.  “We are the epitome of a proper community bank,” he said.  “All of our deposits are loaned back into the community.”

 Hamlin said that the Holding Company, Canandaigua National Corporation is seeking to grow fee based businesses, which require less capital, rather than on acquisitions of banks that may not have similar cultures.

Fee-based businesses such as investment and trust management make up 30% of the Holding Company’s gross revenues, up from 15% in 1991.  SNL data shows that the bank, which has about $1.72 billion in assets, had a dividend yield of 29.18/% (per cent of earnings), the overall dividend increase was 184.1% between 2001 and 2011.”

Thus, we are in a select group of 35 banks that represents just 3% of the public reporting banks who consistently deliver a growing dividend which gives force and effect that sharing in about a third of the net earnings of our institution is as good a thesis for investment return and a measure of the performance of our Company versus the far more popular measure of the Bank’s performance that focuses primarily on the performance of the stock price as anointed by the consensus of market transactions.  As I have said in these spaces before, we feel the purpose of a community bank is to underwrite its sustainability over the financial cycles measured by generations as the Company and its people underwrite and manage the priorities of communities and their vitality over the long term.  It would seem that those who do that consistently are a rare breed with which we are happy to be identified.

Performance Through the First Half of 2012:

We are pleased to report for the first half of 2012 earnings per share of $4.19 compared with $4.88 for the same period last year.  This is $.69 per share less (13.8%) than for the first six months of last year.  This is one of those “bad news – good news” stories which accounting and finance often present, namely how can it be good that the earnings have gone down?  The short answer is that the Company’s market capitalization has increased by $35 million where each shareholder has enjoyed an increase of 14% in the value of his or her holdings, and since the beginning of the year we have added $115 million of new loans, well above what was budgeted, signaling a great start for the new year which will produce incremental revenues for the entire 12 months.

From an accounting perspective, I have pointed out before, it seems obtuse to account immediately for the expense of stock incentive plans designed to attract and retain the best of talent over a period of 15 years; but it is required by GAAP rules even though it clouds the operating performance.  Combined with that, we have the wonderful growth in new loans but which carries with it a prudential need to add to the loan loss reserve by means of a provisional expense against current earnings of a little over 1.25% for every new loan booked.  This acknowledges the reality that loan losses do occur, and some amount should be set aside to reflect that for new loan growth.  So, the increase in business to a significant degree will pay many benefits over a number of years by increased revenues, while the reserve component is expensed immediately and likewise for the stock plans.  The earnings per share increment for just these two positive elements amounts to $.71 per share, more than enough to cover the $.69 reduction from last year’s first-half performance.  It is submitted that each of these are solid investments which will be returned over the next decade many times over, thus worth it for the long term, which is a good thing!

The net interest income was up 7.6% driven by the higher volumes of loans as well as lower cost of funds managed on a rising average earning assets weighing in at $1.7 billion. The yields re-pricing roll-down 20 basis points to 4.60% year-over-year was more than offset coupled with a lower cost of funds of nearly one and one-half times that figure with the effect that the net interest margin was up 10 basis points to drive this solid performance.

With regard to asset quality, we have an average net charge-off rate of 17 basis points for the first half which is almost a quarter of that of our peer group as the recovery continues to digest the aftermath of the recession in accord with our budget expectations for this year.  Non-performing loans have continued to be managed within the context of the recovery, and past-due loans overall are also well below peer by 30%.

Non-interest income was up smartly 21.2% driven by an increase in deposit service charges of 7% and trust income by 24%, the latter due to increases in assets under administration and from our new subsidiary OBS.  Other evidence of strong consumer demand has been in our mortgage banking operations which produced a 94% increase in performance on a closed loan volume which was up 90.7% year-over-year, evidence of a healthy real estate market in this region.

Payroll expenses were up because of the stock plan accrual as previously mentioned, and we have added 21 people to our staff compared to this time last year.  Happily, some of these increases have been funded by a decrease of 33.3% in our FDIC insurance assessment amounting to a $283,000 reduction due to regulatory changes in how FDIC assessments are calculated now on the net assets of depository institutions rather than deposits alone.  This has the effect of shifting some of the burden, rightly so, to the larger international banks who were not paying their fair share due to the impact of deposits housed outside the United States which escape assessment.

Regarding our capital account, the book value (“Shareholder’s ownership”) at the end of the first half was $74.07 per share, up 6.8% for the same period last year and a common equity ratio of 7.6%, which was right on target.  The period end stock price is $149.24 weighing in at 2.0 times book and 17 times projected annual earnings.  Accordingly, we are happy to declare a dividend of $1.61 per share payable August 1, 2012, bringing the total dividends to $3.11 for the year 2012, up 8.4% from 2011.

The Regulatory Tsunami:

The Consumer Financial Protection Bureau (“CFPB”) created by the Dodd Frank Reform Act has issued a 1,100-plus-page proposal to “simplify” and consolidate The Real Estate Settlement Procedures Act (RESPA) and Truth in Lending Act (TILA) mortgage disclosures which, in their current form, cause a huge document package for a simple first-lien residential mortgage closing amounting generally to over 120 pages for the consumer to understand and sign off on.  As we have commented in these spaces before, the downfall of regulatory effort to modify human behavior is the inverse relationship between specificity and lengthy regulations and effective communication.  Simply, volume of material paralyzes understanding, rendering almost impossible the effective communication of the substance of the disclosures.  It is doubtful the 1,100 pages of new guidance will improve upon the clarity or effectiveness of the information whose objective is to encourage better consumer behavior and decisions regarding credit.

The Office of the Comptroller of the Currency (OCC) has just released its BASEL III Notice of Proposed Rule Making (NPRM) which will redefine “regulatory capital” standards in effect under Basel I.  The World Banking community meets in Basel, Switzerland, for the purpose of agreeing upon the appropriate minimum level of capital which should be required consistently throughout the banking systems in the world based upon the composite risk profile of each category of lending (playing by the same rules of leverage).  These rules attempt to set a minimum level of capital aligned with the risk understood for each category of lending and ranging from residential mortgages on the lowest side of the spectrum to commercial lending on the other more risky side.  It is felt that an international compact, with respect to the capital/leverage/risk of loss equation, is necessary to bring stability to an ever more globally interconnected banking system.  In the not-so-distant past, the standards set by different countries settled on different rules of leverage and had the effect of introducing unfair competition in terms of returns on equity capital and the degree of risk of default which was creating instability in financial systems throughout the world economy (a bad thing).

The goal of these new rules, which set more conservative standards, is to fortify to a greater degree the world’s banking system from the ravages of economic cycles such as we have just experienced in the Crisis of 2008. The OCC’s thrust with the proposed rule is to harmonize the Basel III International Accords to the balance sheets of small community banks such as ours in the Finger Lake Region of Western New York or even smaller banks in communities across the country.  It should not come to anyone’s surprise that this task is a bit of a stretch to apply “a one size fits all” routine to an industry which has a distribution profile of a “dumb bell” (yes, pun intended) of giant international concentrated conglomerates on one end and dwarfed community banks highly diverse and atomistic in distribution on the other.  Our traditional banking business and operations are dramatically different in style, character, and risk potential.  We did not abuse our time-honored banking principles or systems during the Crisis but rather demonstrated the dramatic proof of the durability and efficacy of the community-oriented business model spanning two counties compared to international giants which span 80 countries.  We bear no similarity at all to these larger “brethren,” which relationship descriptor I hesitate to even use, let’s say larger “robot” describing a machine (not emotionally intelligent) which is a slave to enhancing profits to the exclusion of all else or suffer the punishment of the market’s gypsies in an environment which is in truth dominated by human beings guided by human emotion and values with which we, our mission, and culture are aligned.

Nonetheless, the charge is to make more granular the allocation of capital in accord with the risk (primarily financial, though geo-politics and inter-country transactions are factors) presented to the enterprise by the various business lines and products which we might offer as a financial institution. This has the effect of micro managing and limiting our professional judgment as to an acceptable risk profile by substitution of a rigid process (formula) with respect to how much capital the bank MUST allocate to manage the risk specifically to cover the dollar loss of the charge-off of particular loans and categories of businesses should there be a failure to pay. Up to this point we as a bank were free to understand and set the appropriate capital levels to maintain given the risk profile of the assets we chose to place upon our balance sheet based on our own documented experience, then keep the limits of that profile in mind as we considered the prospects and performance of our borrowing customers in the usual way on the one hand and the character of this institution as a community bank and its willingness to take on the risk on the other.  This new approach is applied to us on the pretext that we are in a global banking and finance business that is each day evermore interconnected.  We are not saying that appropriate levels of capital are not necessary. We already have sufficient capital in place and, more importantly, a source of sustained retained earnings to assure that those levels of capital have, can, and will be maintained as we grow our business.  This approach is reflected already in the construct and choices we have made in creating our balance sheet to support what kind of bank we want to be as a strategic matter.

We are saying the “chilling effect” of a prescription from on high, which has as its purpose to micro manage by fiat what is or is not an appropriate risk rating of a loan in the Finger Lakes Region of New York, by capital categories and weights determined by someone else’s experience -- be they international or national but not imbued with a comprehensive experience in our market and its characteristics is foolish.  This prescription is materially limiting to the “home court” efficiencies and advantages which are the core of the competitive advantage we have built up as a “community style” bank over the century over the mega banks, some of whom are quitting the area as we speak, since they can no longer grow their model here to the point it needs to be for it to work for them (as it has for us), for example: HSBC and RBS Citizens.  This arbitrary and intrusive approach created by the regulators, rather than one focusing our good judgment and commonsense as informed by time-honored principles, loses sight of and undermines the vary genius of our community banking system -- the envy of the world propelled by the underwriting in effect focused on the inherent ingenuity of the individual -- and the nimble adaptability of the structure which has been the hallmark of the self-reliant individuality and sustainability of community banking, indeed, emblematic of Canandaigua National’s 125 years of service to our mission to grow the region.

  We “monetize people’s dreams” by the exercise of our collective discretion based on our own experience, good judgment and common sense in addition to making available the financial capital and resources, education and advice to assist them on their quest. It is said that human ingenuity constitutes 75% of the GDP. We “midwife” this process.  There is a clear and present danger that the decisions made based on structure/process/form and not judgment, common sense, data and knowledge/understanding will undermine the genius of our customers and functional efficacy of our community banking system, which is distinctively American and the best in the world. More on this will be detailed later in these remarks.

Core Mischief: Capital Conservation Buffer-Limitations on Dividends

  and Bonus Payments to Executives:

The core mischief which is new and different this time is the consequential sanctions for the failure to maintain any one of the regulator’s risk-rated capital minimums (4.5%, 6%, and 8%) PLUS the NEW ADDED component of a “capital conservation buffer,” ultimately 2.5% of risk weighted assets (RWA).  If this BUFFER is breached in regard to any of three target ratios, this will trigger AUTOMATICALLY by formula based on an analysis of the last four quarters of performance, restrictions (caps) for the next quarter on the level of payments of dividends and executive officers’ incentive bonuses, to include those of heads of major lines of business and similar staff regardless of rank. There is no allowance for judgment regarding extenuating circumstance, and no appeal based on alleged regulator error (frequently the case in our experience).

This is NOT a formula business; the wisest of discretion based on informed experience applied to the perennially novel fact situations at hand is a prerequisite of responsible management of this institution.  Regulators have had the power to limit such discretionary payments in the case of severely distressed banks on the verge of collapse ostensibly to preserve the dwindling capital of the bank for the sake of the FDIC which will bear the loss. But this has never before been installed by formula without the application of judgment of examiners who are held responsible for their errors-the history speaks for itself.  (Note: WE, the bank, not the government (“taxpayer”) pays for the FDIC losses by our assessments/premiums paid to the FDIC, despite the myth propagated by the media that it is the “Taxpayer who pays” oft invoked as the “victim” by members of Congress but which is not reflective of the whole story).

It is worth repeating that this is the first time that there are formulas set forth that automatically impose the “kneecapping” on investor returns (dividends) and senior management for mathematically falling below criteria dependent just on the opinion of regulators as to the risk of loss experience attached to specific lines of business or products, opinions which our experience shows all too often are borne out of ignorance and a lack of understanding of non-traditional but innovative approaches we have employed but sadly not within the ordinary contemplation of the regulator even though being within the law and regulations as written (intended or not).   This rigid formulaic approach introduces yet another new element setting up a potentially destabilizing effect in markets driven by hearsay where a “rumor” of trouble regarding a bank stock might negatively impact elements included in the calculation of the regulatory capital formula which in turn would cast a pall over the bank’s perceived capital strength and endurance.  Remember, this system of the Basel Accords for International Banking is being applied to Community Banks in discreet, unique and confined markets in mostly non-metropolitan markets limited to one or two counties.  These categorizations are made up by regulators in a rigid structure and interpretation which is faulty on its face, and has not been tested by time or markets.  This progression elevates a consequence of the outcome of a rigid formula of a model over the a performance and outcome in actual fact of the function of the bank which substitutes basically a fiction of a theoretical model for common sense and good judgment gathered on the basis of the real facts and data. The application of a formula, especially in a system that is dominated by human emotion and opinion, is itself not grounded in fact or reality.  This is a recipe for “calamity”.  Remember reliance on computers whose programming (formulas) were not thoroughly market tested and validated led to false predictions of risk and value which significantly contributed to the causes of the Financial Crisis of 2008.

That said, we as a robust and progressive community bank operating in the Finger Lakes Region of New York, are characterized by balance sheet and profit and loss  performance as being in a very distinctive business, traditional in effect in terms of its role in the community as the inter-generational intermediary of financial resources and services grounded in revenues drawn from 50,000 loan contracts (cash flow monthly “annuity”) to pay once a month from a wide array of diverse revenue sources derived from a near infinite number of distinctive alternative enterprises of individuals and businesses and raising capital to grow through a reliable source of retained earnings (the old fashion way) rather than in fickle markets.  There must be 7,000 banks smaller than our $1.8 billion, placing us in the upper 10% of community bank assets whose vitality as well as ours depends on having the flexibility to use common sense and good judgment to wisely undertake the responsibility for the sustainability of each of the largest group of separate, independent financial institutions in the country.

Compare this with an interstate/international complex institution relying, to a significant degree, on revenues drawn from gains from trading financial instruments for their own account (cash flow proceeds of sale) dependent on functioning markets to get through the day and for raising capital in markets worldwide.  Why then we should suffer the tyranny of rules that have been created to confine and discipline the international group comprising less than 100 of largest financial institutions in the country but commanding over 85% of the bankable assets of the country is indeed puzzling.

Certainly we have found that one size does not fit all, especially when dealing in the current world financial system of very large conglomerates on the one hand and community banks in this country on the other.  The former exists to make money and drive the performance of stock price and grow market share (caveat emptor) without proper regard for those down- stream.  The latter exists to responsibly underwrite the growth of communities through their constituents to include shareholders, employees, and customers who live, work and play in those communities.  We measure success by the growth in the numbers of customer relationships and the ongoing sustainable collaboration of and among those constituents leading to a predictable and steady ongoing financial performance which underwrites our primary mission to “grow the community.” We have here a clear distinction between underlying motivations – quite distinctive processes and procedures which call for the application of a regulatory scheme that accommodates these materially differentiated modalities of doing business and risks presented.

Finally, as an incidence of the sublime to the ridiculous, I came across a squib from the FDIC, which cautions banks about “passing” FDIC assessment fees on to customers, specifically designating them as such on financial statements as “FDIC fee, FDIC assessment, FDIC insurance premium.”    The explanation by the FDIC was given:

“While the Insured Depository Institutions are not prohibited from passing the costs of deposit insurance on to customers, the FDIC discourages institutions

 from specifically designating that a customer fee is for deposit insurance of assessment     or from stating or applying that the FDIC is charging such a fee.”  ???????

If the reader is confused that the FDIC sees nothing incongruous with its recognition that while the passing of costs of FDIC insurance on to customer is not prohibited, somehow that to state so explicitly is a problem or “awkward” is certainly needling out a distinction where there is no difference between “costs” and disclosing a “fee” that covers an increment of the cost.  This gives you a hint of what we are dealing with here and with what we are required to do under the Truth in Lending Act, namely, disclosing every cost of the transaction no matter how small and the FDIC’s marketing and branding that they (the government) supply this important insurance benefit which is an irreconcilable conflict.  We are the ones who are the payers of the insurance -- the “premium” which is a direct identifiable cost of the deposit-gathering process which funds our loans.

This lack of candor is an illustration of the “double speak” which distorts the public’s perception of who is responsible and pays the freight of the banking system.  This, of course you are aware, is a pattern in legislation which impacts the private sector activities in all matter and sorts of ways and which expressly exempts the business of the federal government itself from compliance presumably because of the attending cost. Government employees are not a part of Social Security, Medicare and a host of other regulations applied to human resources and personnel matters.

All this is, of course, confusing in the scope and volumes of material in the sense of a tsunami, true enough, but fortunately we have a very capable staff equal to the challenge of sifting through the maze of elements to find those relevant for our compliance and consideration and the rest to be respectfully managed to limit their undermining our customer value proposition.  I warrant that our staff is far more skilled than those who regulate us to perform this unraveling.

By Whose Design Do We Have an Oligopoly in Banking?:

Thirty-five years ago, there were 14,500 commercial banks in the United States with a compliment of about 3,000 savings banks in addition.   Today there are about 7,500 banks, split commercial 6,000 and savings 1,500.  We rest just within the top 500 of the commercial banks when measured by asset size.   Who decided that we should have an oligopoly in financial services in the United States where the four largest financial enterprises at 56% of the bankable assets and the top 10 have 81% of the bankable resources, leaving 19% or less for the rest of us?  “No one” is the simple answer.

 This consolidation was unintended but caused by the confluence of two major trends. The first was the growth of the cost of regulatory burden especially of compliance regulation not related to safety and soundness but which was constituted by a long list of unfunded mandates of the social and political agenda.  The second was the dynamics of the investments in an “investor world” shaped by the “bazaar like” nature of Wall Street which focused upon the short-term gains within a year, indeed within 90 days in terms of the performance of stock prices.  Sadly this was done with little or no regard to the “real value” of underlying elements which propel most business enterprises to which as a bank lending to business customer/clients every day, WE pay close attention.  Those who thought they could not keep up simply sold and with it the human equity in the staff-customer collaboration tragically vanishing into thin air.

That is, be it debt or equity underwriting the focus is the same -- the operating considerations as reflected in the balance sheet, earnings statement to include the quality of management, and products and prospects of the enterprise.  The subtle difference here is between the focus on trading value of the stock price by the moment, an abstraction-based on opinion and “hustle” of the “gypsies” in the most recognized markets, most of whom (75%) are institutional players.  And the other, Canandaigua National’s approach which is the consideration of the long-term total return value (future growth and current dividend) of the individuals underlying the enterprise itself as reflected in a thoughtful analysis of the five investment elements just listed.

Relative to the G 20, the principle world economies, we in our diversity of financial institution style, have the advantage to underwrite human ingenuity to a greater degree of effectiveness than financial institutions in the G 20 which are characterized by a dozen or so banks in each country, half of whom are indirectly owned by the government and the others, though private in structure, act like they are controlled by the same government policies.  In our case, the Federal Reserve is the distinguishing agency and element that serves to insulate the private banking system extant in the United States from the direct influence of government and political concerns, period!  I know the media would convey the impression that the formulation of monetary policy is influenced and controlled to a greater degree because the Federal Reserve Chairman is constantly seen dutifully testifying before Congress.  Chairman  Bernanke is not so much “on the witness stand” as sitting at the lectern hoping to teach the members about their role in controlling fiscal policies and the need to restrain themselves from the temptation to distribute and invest the people’s money other than wisely for constructive and productive purposes rather than for personal political gain -- a conflict of interest based on the standards so visibly asserted to be disclosed for those in positions of responsibility in the private sector be it in business or not-for-profit worlds.

The State of Financial Enterprises in the United States:

Contrary to constant statements in the media, one can hear at this late date nearly three plus years into to the recovery, rendered up so “glibly” by self-styled “expert” guests and commentators alike, the taxpayer HAS BEEN fully paid on TARP money redeemed to date to include a gain of at least 7% on the so-called “bank bailout program.”  This includes the last smaller investment shares still outstanding which were all part of the emergency funds injected into the banking system at the time of the financial industry’s crash in 2008.  In fact, the Treasury invested $245 billion in the form of 5% preferred stock(after 5 years adjusted to 9%) in some 700 banks against which it has collected to date $264.7 billion yielding over $20 billion in profit or 8%.  There remains to be redeemed preferred shares and other securities of 322 small- and medium-sized banks amounting to just $11 billion, all expected to follow the same profitability profile but in any case the program as stated to date is currently $7 - $10 billion profitable and likely to remain so.  Almost $505 billion of the $750 billion of stimulus money went to NON-banking enterprises, to include: General Motors, Ally Financial – GM’s formerly captive bank, AIG Insurance Group, and private public investment programs some of which may not be recouped.   So as has been said in this space from the beginning, the TARP Program INVESTING in the distressed financial services industry in the United States was not a “bail out” at all or ever likely to have been, but in fact a profitable investment at 8% (plus) return.

In addition, the government is expected in the next few months to sell or be repaid on securities with a face value of $29 billion which it purchased at a deep discount to generate $10 billion for the taxpayers.  In the Resolution Trust world of the thrift industry crisis of the late 80s, the government would step in and buy face-value par of $1.00 at just $.30 on the $1.00, wait 5 or 6 years and sell at $.60 on the $1.00 for 100% profit to the government while the original investors took the hit for 70% of the value.  Finally, the 322 odd banks left have the option of redeeming their preferred stock held by the government by arranging for friendly bidders or suffer the consequences of a public auction where they may acquire a different character of investor in their financial enterprise to manage.

I have detailed here a long list of observations illustrating for you the degree of the misperception of the facts regarding much of the financial industry, because as it has been preserved by popular expression and voiced in interviews and propagated by the media in the name of First Amendment free speech, the false perception created by repetition insidiously takes on the mantle of “fact” taken and acted upon in legislatures and markets as truth. AND it DID provide the foundation for widespread finger pointing and bank bashing which included 7,500 banks, of which only fewer than 20 may have been responsible or participated in any way with enabling the financial crisis, leaving the other 99.8% of us to suffer damage to our reputations by the pundits along with our customers to suffer as they rode the wave of the most serious recession in memory.  “No good deed goes unpunished.”

The punishment has been embodied in the Dodd Frank Wall Street Reform and Consumer Protection Act (Signed by President Obama, July 21, 2010) which impacts 6,000 of the smallest banks to a material degree, our bank CNC to a lesser degree, and the largest institutions having the financial strength and staff to absorb its burdens of governmental ire in the course of the usual day.  That is why the “bank bashing” made a difference because it has been the foundation and the whipping post which has left as its legacy a piece of legislative “dysfunctionality” for the 99.8% who were not at all responsible and the attending overhead expense and micromanagement.  The resulting highly structured regulations limit the options of successfully dealing with what is, in essence, a highly fluid and dynamic industry.  Most of this senseless overhead does not make these 7,480 banks stronger or enhance their ability to effectively manage the problems of the future. The “dysfunctionality” of the specificity of this day’s new regulation by format and content are not likely to function to address tomorrow’s crisis for failure to require and be accountable for good judgment as guided by regulation and best practices, however codified, rather than in substitution of such judgment.

Consider the failed history of the Depository Institutions Deregulation and Monetary Control Act in 1980 and the Garn-St. Germain Act in 1982 to avoid the failure of the Savings and Loan industry because these acts failed to address the mismatch of yield on loans to cost of funding; the Sarbanes Oxley Act which was supposed to enhance corporate governance and internal controls to improve transparency and enhance public disclosures to prevent meltdowns constituting a fraud on investors and the meltdown happened anyway in the Crisis of 2008; and the Real Estate Settlement Procedures Act and Truth in Lending Acts which were ostensibly passed to inform consumers to enable them make intelligent decisions but they evidently did not provide useful information for 75% of the mortgage originations during the housing bubble because most loans were made by unregulated entities, NOT subject to formal bank underwriting standards.  In common all of these legislative actions failed to cover and reach the principal malefactors because they focused on the already highly regulated banks not on activities conducted by unregulated entities and failed to instill prudential behavior in the consumer or markets they were intended to serve.  Instead, they created a flurry of activity and process which produced mountains of useless paperwork and information which was not effective in format or content to convey useful information to affect and inform behavior to avoid the fraud and mischief which was the object.  It became a matter of drowning in a sea of information without having meaningful and recognizable data upon which to act. There is no law against being stupid, which applies to all participants, the regulated and regulator alike.

The Perennial Problem of Regulation-the “Faux Pas Gravis:”

At the end of July, we participated in a teleconference with the senior staff of the Office of the Comptroller of the Currency (OCC), our primary regulator, during which they sought to inform the banks participating on the call regarding the details of the BASEL III Notice of Proposed Rulemaking (NPRM).   The NPRM has as its specific purpose the more granular allocation of the capital (equity) of our Company against specific products and services and activities using a system of risk-based capital.  This starts with the common (financial) equity capital familiar to us on our financial statements and creates a ratio between that equity, ($139 million), to total financial assets ($1.848 billion), plus or minus regulator-imposed supplemental risk-weighted asset (RWA) adjustments (risk rating factors) depending on the acknowledged (as viewed by the regulators) risk of a particular category of assets.  Quite simply, if the regulatory supplemental risk-weighted assets +/- changes the denominator, it follows that the regulatory capital ratio (now risk rated) expressed by dividing the financial equity by the risk-weighted asset footing will result in a ratio quite different +/- from our current financial common equity ratio of 7.6%.  Under the existing system, Basel I, applied to community banks for nearly twenty years, the general risk-weighted categories were: 0% for government obligations, 20% for agencies, banks, and securities firms, 50% for first lien residential mortgages and 100% (par) for consumer loans and commercial loans (all other categories).  Pertinent to our operations is the 50% weighting applied to our mortgage portfolio on the books at about $370 million (rounded) comprised of residential mortgages and home equity loans.  Here the 50% risk-weighted rate applied gives a figure of half of the $370 million or $185 million as the risk-weighted adjustment and reduces the financial denominator giving the risk-weighted total assets of $1.663 billion, for example.  The result is a risk-weighted capital ratio of 8.4% (aka “regulatory capital”) which is a higher (better) number that the 7.6% unadjusted (real) financial common equity capital ratio.  The rationale here is that first lien residential mortgages as a category is agreed, worldwide, to be “half” as risky as the “run of the mill” bank loans to consumers and businesses.  This risk weighting for mortgages is supported by our loan loss data experience over decades, which demonstrates prudentially underwritten home mortgages in our region rarely end up in foreclosure or charge off.

Now, the new BASEL III Accords applicable to the world banks as interpreted by the OCC in the NPRM was explained to us in the recent OCC teleconference.  We were shocked and dismayed to see that our Mortgage Portfolio under the new rules had been placed in Category II and assigned a range of risk weighting from 100-200% (aka Category II Residential Mortgage

Exposures) for our Mortgage portfolio which had been assigned 50% under Basel I or what would be Category I under the new rules.  As Category II this would represent an increase of the risk rating by the examiners of four times placing it in the same risk rating range reserved for Commercial Real Estate (admittedly riskier).  Our Mortgage Portfolio is the “Jewel in the Crown” of our balance sheet having a history of the lowest loss rate (virtually nil) and the highest risk weighted yield return of any of the categories of loans we have on the books!

How could this be?!  Certainly we have been examined for nearly every year for the last 40 years, and examinations have focused on studying thoroughly the quality and return of each category of lending we do to search out the potential risky loans and assure they had been properly reserved for. There has never been an adverse comment on the quality or return of our Mortgage portfolio by the examiners. The brief explanation given by the senior staff leading the presentation was the categories were assigned based upon “loan (document) characteristics” and/or “loan to value ratio” and that Category I excludes “mortgage terms…which “result in a balloon payment.”  Thus, our entire residential mortgage portfolio by default fell into Category II with other loans bearing the highest risk-weighted ratings. They used other synonyms for “balloon” such as “short-term maturity” (STM).  Certainly our popular high-quality 3-, 5- and 10-year callable products at “first blush” would seem to fit the description of “balloon,” “short-term maturity” and “bullet” loans essentially all of the mortgages carried on our books! Wow, what is wrong here? This doesn’t make any sense. We cannot reconcile an assignment of Category II (highest risk) to our highest quality loan portfolio characterized by virtually no losses and the best risk-adjusted yields. On what data did they base their decision?

 At the end of the two-hour webinar, when all participants can listen to the dialogue between the person with a question or comment and the panel, that very question was asked by a 3rd-generation CEO of a small ($55 million) bank in Central Minnesota.  The OCC senior staff’s response made it indelibly clear that they had no data regarding performance or loss history of “short-term mortgages” or “balloon mortgages” upon which to base the rule.  Nevertheless they went on to make the decision without any such data regarding history of risk of loss in such portfolios since they “felt compelled” to make a decision, any decision, so they chose to rely on the “characteristics of the loan terms.”

 Frank’s letter covers the details of that dialogue and the strong negative reaction of other participants who commented on the call of the OCC staff dismissing out of hand the importance of the historical data of such portfolios to such an important decision deemed so pivotal to the ALCO strategies of so many community banks. I recommend your attention to his exposition of the details, along with his report on the progress we have made on a number of fronts.

As disappointing as the panel’s action was taken without reviewing the ALCO data which must be amply in their examination files, we would not accept that the structure, function and history of our callable product is by default relegated to Category II because by definition the criterion used to exclude it from Category I is not met or satisfied in any of our cases. That is by the language (structure) of our note the “balloon” (meaning the closeout of the loan, payment in full) never “results” in fact in any case where the note is not continued on the books.  In fact, the history shows that none were allow to closeout because in each case an offer to continue was and is extended at a rate and an amortization schedule satisfactory to the borrower. In effect, by its terms then and by historical practice over thousands of mortgages, the criterion of “result in a balloon payment” is never satisfied, since the mortgage has always been continued in absence of a failure to come to agreement to continue amortized over the then remaining period of the original term until paid on the original twenty or thirty year maturity.  Every time the balloon is suspended that defeats the condition precedent (results in a balloon payment) required to exclude the loan from Category I and by default categorize it as Category II.

Secondly, as a matter of function which should be the focus of the examiners and which should favor low risk of loss assets and attractive risk adjusted yields in our file, the note reads that the loan “MAY BE PAYABLE at the option of the bank” on the interval date and does not require or mandate that the note automatically and absolutely be paid.  In fact the practice has been in 100% of the cases to favor the continuation of the relationship and to extend the loan for another period by means of a simple document signed by both parties setting forth the modified interest rate and monthly payment for the next period.

We are shocked because it is illogical that they would assign the highest risk range of Category II to our Callable Mortgage portfolio, which over the last 35-40 year history has seen virtually zero loan losses and has provided the highest risk-adjusted yield of any of our loan portfolios.  More importantly, our Callable Mortgage portfolio as a business line is as enduring as the community itself and as such is a critical source of core reliable revenues and core Retained Earnings to refresh and grow the capital account perpetually.  To label this most secure and enduring source of our strength and viability as among the most vulnerable and risk borne of our assets  is simply unreasonable and unfounded. The common equity account is the foundation of our balance sheet which is viewed by the public and regulators alike as the symbol of our financial strength and future sustainability in all financial seasons.

 I would pause here to point out that while mood of this day is that “capital is king,” the truth of the matter is that if the capital is the “fresh milk in the pale” it does not take much for the cow in the milking parlor or some other surprise to “kick the pale over” in an instant and the milk (equity) is gone forever. Rather, it is the reliable source of cow’s milk available to refresh and refill the pale which is the true measure of security of the farm (bank) as a dynamic enterprise. So it is the reliable and predictable source of Retained Earnings after taxes and dividends (milk left in the pale) which is then the perpetual well spring and measure of durability and strength of the bank in the ultimate.  In truth, a reliable source of Retained Earnings (a dynamic concept) trumps a “pale full” of capital (a static concept) as the best means to assure a viable and effective banking system with the strength and the recuperative capacity to weather the future’s financial challenges.  That is why this mistake in categorization in the first draft of the proposal is so disappointing since it infects and limits our access to the safest, most effective source of revenues (hence Retained Earning) available without having to venture outside our community, since all the critical elements are within the circle of the community- local deposits, local borrowers needing mortgages in this community, and local knowledge of the reliability of the character and circumstances of the depositor and borrower is a “sweet business” for all and the community at large.

To continue, the impact on our capital and risk-weighted assets profile of this misguided proposal we have calculated “worst case” to get an estimate of how serious this adjustment might be. We begin again with the financial assets of $1.848 billion and this time adding as the risk weighted asset increment 100% of the mortgage financial asset number of $370 million, instead of its current weighting of 50%, thus bringing the risk-weighted asset figure for mortgages to double (200%) or $540 million, resulting in a total risk-weighted asset figure of $2.218 billion, compared to the $1.663 billion under the former rule. Running the math gives a regulatory capital ratio of 6.30% under the proposal compared with the former 8.4% as an illustration of the material impact of this misadventure by virtue of quadrupling the risk weighting associated with our low-risk residential mortgage portfolio. By the stroke of a regulator pen, the risk-weighted capital ratio is reduced by 25%.

As dramatic as the reduction of 25% is, the other variable affecting the risk-weighted assets are adjustments for loan-to-value (LTV) ratio, meaning the ratio of the current outstanding balance and the last available appraisal.  Fortunately, an 80% LTV (or lower) would be set at 100%, not 200% as above, which would include a super majority of the seasoned mortgage portfolio, and thus we would more than meet this regulatory requirement.  Note also the amortization (pay down) of the principal balance is continuous for most all of our residential mortgage loans which would tend to maintain the risk-weighted figure to par of 100% or $370 million or a capital risk-weighted figure of nearly 7.6% which would align with financial common equity capital of 7.6% since that calculation assumes all of our assets have the same risk rating of par (100%).

Thus, based on the “back of an envelope” estimate, the good news is our present capital is sufficient to meet and exceed today already the minimum regulator’s capital hurdles that are set for phase in from 2015 through 2019 and beyond. (A very good thing.) That said, the assignment by the first draft of the NPRM of the risk category as a “II” is still indictable, in our estimation, since they failed to look at the data of our historical performance of the low risk and best risk-weighted returns of this portfolio that has been front and center in their examination files for decades. This illustrates dramatically how limited the government can be when they attempt to micro-manage our business.  Their draft here has ignored, out of hand, a core mortgage product which has been spectacularly successful for many national banks, not just us, for all financial seasons and “kept on ticking” through the Crisis as well.  What were they thinking?  They weren’t, obviously! That is disappointing.

History of the Traditional 30-Year, Fixed-Rate, Flat Amortization Mortgage

A Consumer’s Dream and a Banker’s Nightmare:

The so called “traditional structure” of the classic residential mortgages as a 30-year term, fixed-rate at 6% interest, fully amortized in a flat, constant monthly payment with 20% down payment was born out of and a creature of a financial environment post WWII that was much different than today’s environment.  Then, the prevailing financial environment was rigidly controlled (to protect the consumer) which saw a complementary set of “book ends” confining fixed rates in the form of usury caps on mortgage rates of 8 ½% (NY), and limiting deposit offering rates on time deposits (passbook savings) to no more than 5% (5 ¼% for savings banks and S&Ls) thereby “baking in” a net interest margin (NIM) of 3.5% as a consequence of legislation, one state, one federal. This was thought to balance the interests of borrowers in reasonable rates for the cost of loans and depositors with equally reasonable rates of return for savings. It was thought that this would support a viable banking model which would return on the shareholder’s equity a reasonable internal rate of and a stream of predictable Retained Earning which would be a supply sufficient to build capital enough to support the bank’s further growth of loans, deposits and earnings for the next series of successive cycles of the economy.

The setting of interest rates by legislative fiat worked, so long as the rest of the world economies perked along in an equally controlled and reliable way. But during the 70s-80s, the “guns and butter” dynamic of the cost of Johnson’s Great Society and the cost of the Vietnam War conspired to kindle a worldwide inflation which spun out of control. Remember, inflation rose to 13% plus, prime rates for 90-day bank lending unsecured to customers topped at 21 ½%, newly introduced time deposits (CDs) returned 16% for a 6-month maturity (an equity yield on a FDIC insured cash deposit) driving our funding cost at CNB to increase 100% over 2 years.  We were making 14% mortgages, callable in 2 years, 15-20 year amortizations, at 40 % down, and then only to selective existing customers or new folks who held the promise of substantial deposits or loans. Rochester law firms were down to 4 days a week since the volume of real estate sales (mortgage closings) was down to a trickle; the fees from closing home sales and their financing was a staple revenue stream of midsized law firms which covered the office overhead expense.

Thus, to the surprise and paralysis of  legislatures, the fixed-rate environment which mandated the 8.5%, 5.0%, and 3.5% structure so reasonably for the three parties -- borrower, saver and banker -- to sustain a viable business, was “blown out of the water” by the wave of external market forces.  Those were the forces of Mother Nature’s world of financial reality which handily trumped the jurisdiction of State and Federal governments’ interest rate setting.  The mismatching of loan yields’ fixed and funding costs at market were upside down, and the ensuing chaos resulted directly in the destruction of the Thrift Industry trapped in the fixed-rate government-mandated environment in an ultimately market-rate-dominated world reality of variable funding costs.  With no way to escape the financial margin squeeze and the resulting enterprise losses, the Thrift Industry, once was the foundation of home financing, was doomed with nearly 25% of the S &Ls going under.

Lessons Learned From the Thrift-S&L Collapse:

We learned from that experience that the world of finance would never be the same, much less have would balance sheet of banks be controlled by legislative hubris now that market forces and discipline, or the lack thereof, would rule the financial seas. And so, those lessons have been punctuated again by the 2008 Crisis. Thus, the birth of the Callable Mortgage strategy was our response to take responsibility for managing the Net Interest Margin (NIM) by managing the pricing of our loans competitively and doing the same for the interest rates we would offer on our growing number of savings instruments to manage our cost of funds.

The form of the Callable Mortgages was intentionally selected to avoid having our program characterized as an Adjustable Rate Mortgage (ARM) and subject to its restrictions which loans became popular for the same reason in the early 80s.  The Consumerists lobbied for a rate tied to a cost of funds index expressly NOT WITHIN THE CONTROL OF THE BANK.  We questioned why any retailer would tie his pricing to SOMEONE ELSES’ COST structure?  WE reasoned that we had non-interest value components in our relationship value proposition which would allow us to continue to retain and attract deposits at a lower nominal rate than our competitors, so why risk tying our rates to some market index which likely would not reflect our actual costs?  The call provision in the note has worked to prevent the classification as an ARM, and that was its purpose -- not to shorten the maturity of a very popular quality home mortgage product which served as the core customer relationship anchor to boot.

This master strategy has served us well for four decades and now is threatened to be undermined by those who regulate us and who clearly did not take into consideration the volumes of data and information contained in their files of examination showing the error of their proposal as applied to our specific experience.  These files would have to be filled with evidence of the safety and soundness, low risk and best of class of risk-adjusted returns for community banks that used this approach to asset and liability management of risk to balance sheet and earnings.  This approach afforded us the opportunity to deal flexibly and safely to accommodate the unique characteristics of each situation, accommodating the customer through the exercise of sound judgment, common sense and in accord with our experience.

 Prospects for the Banking in General and CNC in Particular:

We have said before that where there is change, there is opportunity.  These regulatory changes present opportunities, since as their impact will be to command more capital, it will operate to restrict availability of credit through greater requirements as to documentation by the applicant, higher down payments and a chilling effect upon the progressive judgment of loan underwriting by community banks. It is community banks like CNC that have been in the past and will be in the future the first opportunity to monetize people’s hopes and dreams, be it for family or for business or for the economy, which it is, of course, our duty to focus upon as we manage the fits and starts of regulation in response to the waves of political and social unrest with the world of finance.

For us who are well positioned to weather the storm, be it man made or the circumstances of nature, there will be continued consolidation of the industry as large numbers of independent players choose to fold in the face of the current tsunami of rising burden of regulatory cost.  Industry observers note that those banks in size between $1 billion and $10 billion occupying the bottom half of the top ten percentile in size, perhaps 350 to 400 banks of similar size and diversity as we, stand in a perfect position to weather these obstacles and avail ourselves of the opportunities that lie ahead.  There were no startups  this year (which is unusual), and as more players leave the field as they did dramatically during the crisis, big and small banks alike, we were the beneficiaries in terms of consumer loans, indirect auto and business loans, showing growth in all of those categories which has been true for CNC over the decades where we have experienced growth of deposits, loans and earnings through each of the five preceding recessions since 1972.

In terms of style, we are big enough to handle the challenges, that is, we have a broad scope of possibilities of servicing those that require $1- $25 million in financial resources which in limited cases can be expanded to $50 million by utilizing our participation business. In those cases  others banks recognize the quality of our asset generation and invest as participants since they happen to be located in places where the opportunity to create new assets is not as readily available to them.  Yet, we are small enough to care and enter into a relationship which extends multi-generationally if, in fact, the business enjoys the same growth prospects as we do.

This is further driven by a culture that we have developed which acts as a beacon for the industry in this region and which attracts the best in talent, be they loan officers, mortgage officers or investment officers, who have flocked to our banner and have been immediately contributing to margin with business drawn from the sectors that they have by reputation attracted to our platform.  In looking strategically to our future, we believe that there are three categories of our knowledge and understanding.  First there is our direct experience that we know of.  Second, most will acknowledge that there is a lot that we do not know about; especially as we get older. We know that it is as important to know what we don’t know, as it is knowing what it is we are not going to do as we settle upon what we will do.  Finally, there is a third category of random happenings that we know are out there even though they are not part of the first two categories, but are the explanation for things unanticipated and even unimaginable which all of a sudden become possible by the confluence of new ideas, technologies and capacities, and are not part of our imagination but which present themselves nonetheless. Nimble and prepared that we are, we have the capacity to exploit these random happenings as “happy accidents”.

One such example is HSBC withdrawing from retail banking in the United States when they had upwards of a 30% share of deposits in our market which are now in play and which is an enormous opportunity for us.  The inevitable conversion through not just one computer system, but two with First Niagara Bank (which acquired a number of their branches), in rapid succession causes a once-in-a-lifetime opportunity to access those customers in transition.  Coupled with this, but to a lesser degree, is the potential sale of Citizen’s Bank (the legacy of Rochester Community Savings Bank in the region), formerly the Royal Bank of Scotland, now part of the Bank of England to the same effect.  We could not have possibly strategically predicted such a marvelous opportunity with such a large market share right here in our own front yard.  Currently we have had great success in converting customers to our banner, which we reinforce has stood for quality banking services for going on five generations.

Looking to opportunities derived from the small business JOBS Act as signed by the President, we find a provision which would redefine the line between private corporations who do not file with the Securities and Exchange Commission (SEC) and public companies who are required to file with the SEC public information used by market participants to buy, sell, merge and acquire companies. The limits requiring public filing moved from 500 shareholders to 2,000 shareholders and the opportunity to move from public filing back to private non-filing has moved from 300 shareholders to 1,200 shareholders.  We, being in the neighborhood of 1,300 shareholders, have under consideration to take advantage of de-registering with the SEC “going dark” again even though we would still have virtually the same number of shareholders eventually.  This would insulate us further from the vagaries of Wall Street and the exposure and expense burden of compliance, which is potentially a source of future intrusions into managing our business.

On a positive note, after diligent effort by our state associations, Governor Cuomo signed the CDARS bill authorizes the use of a deposit matching system that provides FDIC insurance coverage under the CDARS program for the first time and thus can provide collateral security through banks for the deposits of municipalities in New York as an alternative to the present method of pledging securities directly. Eugene Ludwig, the former Comptroller of the Currency and a long-term friend and colleague, first called me one day ten years ago or so to discuss with me a new idea he and others had to expand FDIC coverage beyond the usual limits in place at the time.  I responded that would be especially  beneficial for our bank since, to the extent we could offer FDIC coverage for municipal deposits in our bank through membership in CDARS, we would free up  the Community’s municipal funds otherwise used to purchase securities for collateral securing those very  municipal deposits which could then be used for purposeful underwriting loans and mortgages invested in consumer and commercial activities in the community which underwrites the growth of the community’s economy. This for us is a new opportunity to expand the source of funds available to reinvest in local loans and mortgages more than ever before.

One of the lessons learned from the Great Recession was gained from the examination of the last five recessions since 1972 of what happens to CNC’s performance during these downturns in economic cycles.  Happily, in each of the five examples, we have increased deposits, loans and, therefore, income during each of the recessionary periods, which was especially evident in the last financial crisis.   This performance was added and derived by the choices that we have made in our balance sheet and the way that we have structured our culture, values and staff to underwrite the community over the years through a growing number of relationships being the primary focus, rather than the short-term economic advantages of just a few.  Our business model is one that looks to balance the various constituents in the community which is distinctively not the focus for the major influences in Wall Street and those who either caused or participated in the mischief which brought the Great Recession down upon the ears of the rest of us.  Our method and approach to banking facilitates the balancing of disparate human interests and allows us to understand daily in our business the issues which drive the political debate of balancing the haves and the have-nots.  This is the perennial struggle between the decision making processes of the government on the one hand, operating hopefully for the greater good, and the outcomes of the rough and tumble of the economy which is equally directed for the ultimate benefit of the greater good, but also polarizes the debate, whereas our banking approaches and actions tends to synthesize daily the two processes for organizing and underwriting our American Society, hopefully constructively for the greater good.

Therefore, our purpose and view of mission is dramatically different than the highly popularized and publicized view and objectives of markets.  We focus on the underwriting of human activity which is what we call purposeful investment in the ingenuity of the human spirit which drives 75% of the growth of the GDP and our financial performances is a means to an end, but not an end to itself.  This is in stark contrast to the popularized view of Wall Street and big business which has a shorter term view, focused upon annual and quarterly cycles of the value of the abstract holdings, namely stock price, rather than a reflection of the tangible growth in prospects of the underlying human activities represented by the individual issues.  We believe that our activity and business model is more in tune with “objective reality” or “Mother Nature” or whatever discipline and geo political social systems you wish to identify as the reality, the science of the system.  Or is it that the diversity of opinion that crowds the headlines and the gossip columns on a daily basis sheds a more accurate light upon world events?

Thus, rather than railing about the ineffectiveness of government regulation which is demonstrative enough on its own, we adopt a progressive view that governmental intervention will be inevitable and is a process to respect, but manage to the extent that it undermines the vitality and sustainability of our institution and its role of underwriting the growth of the community and the health of its constituents which must be our primary focus and duty.  We tire of discussions that focus upon the blame game and result in unfunded mandates for the workings of popular demand based sadly on a lack of data or ignorance which, of course, is not new. See, we are back to Hippocrates again.

Transition and Conclusion:

In these spaces we have spoken that our philosophy of the Company has not changed nor has our vision for the future changed in how we go about assuring the Company’s sustainability through consistent superior customer service and underwriting of the community’s mission. This we do through a values-based activity and knowledge which underwrites our leadership as an institution for these 125 years, as outlined in detail in last summer’s offering of this letter in 2011.

I am happy to say that when people ask me, “How is the bank?” I can say that I couldn’t be happier for the condition and prospects of our institution on every level.  We are in an optimum spot, be it performance, quality and capacity of staff and leadership, prospects and opportunity in our current markets and those opportunities on the horizon elsewhere.  We have a dynamic and constructive collaboration between our staff and our customers, and by extension the community at large, a community of which the 471 members of our merry band are but a cross-section of the community which we serve.  This connection with the community gives us the “high ground” and the commitment to focus on the sustainability of our enterprise for the benefit of all indefinitely as a means to share in the profits, benefits and capacities for all who join with us to succeed as a region where private and public benefits are balanced and opportunities are in abundance.  Or whether it be reflected in our recent exam by the OCC, which was as smooth of an exam as I can remember, by a qualified staff of examiners who we are fortunate to have and who “get it”, what we are about; or whether it be anecdotes that abound as “heard on the street” by all of us and made by the casual comment of friends and strangers alike of how pleased they are to be a part of and join in the success of this dynamic enterprise.

The intergenerational transition we embarked on 18 months ago involved the identification of the leadership of the next generation to include the next CEO, but also recognized the “best in class” of executive staff assembled and all hands in support.  We all gather together and are committed, encouraged and enfranchised to improvise on adding value to the customer experience, whether they be internal or external, knowing it is the best means of achieving sustainability of this Enterprise which is underwritten by optimum financial performance and an accommodative culture based on a solid foundation of values of how we choose to live our lives, both individually and corporately.

And it’s working!  We often use the pilot training metaphor since Frank is a pilot, as I have been for 50 years, which includes Mary, who is a pilot, my partner in life and spouse, and Frank’s mother, too, because it is apt.  One is not taught how to fly so much as one learns how to fly through a self-learning experience with hands on the controls to “feel” the airplane.  By that I mean, as the instructor pilot, I sit in the right seat with arms folded, not touching the yoke or controls, observing Frank flying from the pilot-in-command left seat, feeling every element of the airplane’s performance reacting to its environment and weather.  Likewise, Frank has been “flying the bank” for well over 12 months and doing so splendidly with competence, imagination and grace which was the promise embedded in his selection by the Board of Directors and well demonstrated over the last year and a half.

So as we look forward to the end of the year, we are pretty much on track with all components of the budget coming to pass, and in spite of the challenges there seem to be, in retrospect, we see no unusually difficult problems for us to tackle in spite of matters of burgeoning regulation endemic of our industry.  It is my belief: “that the future of the Bank is in good hands with an unusually capable group of younger people who will effectively meet the challenges of the years ahead,” the criterion expressed in the Board minutes by Arthur S. Hamlin in March of 1979.  This was the standard, simple but dignified, set out for his succession, which standard has been more than met again in this day and time.  It is indeed on this happy note to conclude my comments on the first half of this year, a year which will mark our 125th year in December of our service to the Region.

Thus, I am grateful for the “magic” of our Company and community, but most of all for the dedicated staff and customer base out of which a focused collaboration delivers upon all of the promise of our region and enterprise with now the ultimate succession in place and progressing on target with a strengthened executive and management team, ready and on a course of continuous improvement to deliver on the promise of this fine institution.  I see the prospects as bright,  since we have never been stronger or with greater capacity to adapt and innovate with respect to the opportunities before us.  With this shared commitment to our mission, we will succeed as a viable and productive enterprise in underwriting the success of our communities and those of our constituents within them.

It is a pleasure to serve and a delight besides!

Very truly yours,

/s/George W. Hamlin, IV

Chairman and CEO